Exhibit 4.1

SHARE CERTIFICATE Share Certificate No. [number of shares] Ordinary Shares CAMPOSOL HOLDING PLC Incorporated in Cyprus under the Companies Law, Cap. 113 AUTHORISED CAPITAL US$15.000.000,00 Divided into 150.000.000,00 Ordinary shares of US$0,10 each This is to Certify that [NAME OF THE COMPANY/PERSON WHO IS THE REGISTERED SHAREHOLDER] of is the Registered Proprietor of [NUMBER OF SHARES] (IN WORDS) of US$0,10 each, in the above named Company, numbered [from—to], subject to the Memorandum and Articles of Association of the Company, Given under this Common Seal of the above Company, this [date] Director: Secretary [NAME OF THE DIRECTOR] [NAME OF THE SECRETARY] No transfer of any of the above-mentioned Shares can be registered until the Certificate has been deposited at the Company’s Registered Office